Exhibit 99.1

Helios and Matheson Analytics Inc. Announces

1-for-250 Reverse Stock Split

Shares of Common Stock Will Begin Trading on Split-Adjusted Basis

on July 25, 2018

NEW YORK--(July 24, 2018)--Helios and Matheson Analytics Inc. (Nasdaq: HMNY) (“HMNY” or the “Company”), a provider of information technology services and solutions and the 92% owner of MoviePass Inc. (“MoviePass”), the nation’s premier movie-theater subscription service, today announced that the Company will effect a reverse stock split of its issued and outstanding common stock. At a special meeting of stockholders held on July 23, 2018, shareholders approved an amendment to the Company’s Certificate of Incorporation to effect a one-time reverse stock split of its common stock, at a ratio of 1 share-for-2 shares up to a ratio of 1 share-for-250 shares, such ratio to be selected by its Board of Directors.

Following the special meeting of stockholders, the Board of Directors approved the implementation of a reverse stock split, determined the appropriate reverse stock split to be a ratio of 1-for-250 and approved the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation to effectuate the reverse stock split.

The Company will effect a reverse stock split of its issued and outstanding common stock at an exchange ratio of 1-for-250, at 4:01 p.m. Eastern Time on Tuesday, July 24, 2018. The Company’s common stock will begin trading on a split-adjusted basis on Wednesday, July 25, 2018 under a new CUSIP number, 42327L309, and will remain listed on the Nasdaq Capital Market under the symbol “HMNY”.

“We believe this is an important step that will facilitate our access to capital over the next several years and enable us to implement our growth plans for MoviePass, MoviePass Films and MoviePass Ventures, and will enable us to pursue potential acquisitions to grow our business,” said Ted Farnsworth, Chief Executive Officer and Chairman of HMNY. “With greater access to capital, we expect to solidify our position as the Number 1 movie theater subscription service in the U.S. and continue to revolutionize the movie industry.”

Upon the effectiveness of the reverse stock split at 4:01 p.m. Eastern Time on Tuesday, July 24, 2018, each two hundred and fifty shares of the Company’s issued and outstanding common stock will automatically combine and convert into one issued and outstanding share of common stock, par value $0.01 per share. Proportional adjustments also will be made to the shares issuable in connection with the Company’s outstanding equity awards, options, warrants to purchase shares of common stock and outstanding convertible notes. As a result of the reverse stock split, there will be approximately 1.7 million shares of common stock outstanding.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Fractional shares will not be issued as a result of the reverse stock split; instead, the Board of Directors determined to effect an issuance of shares to holders that would otherwise be entitled to a fractional share such that any fractional shares will be rounded up to the nearest whole number.

The Company’s transfer agent, Computershare Trust Company, N.A., will act as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock. Stockholders should direct any questions concerning the reverse stock split to their broker or the Company’s transfer agent, Computershare Trust Company, N.A., at 1-877-261-9291.

About Helios and Matheson Analytics Inc.

Helios and Matheson Analytics Inc. (HMNY) is a provider of information technology services and solutions, offering a range of technology platforms focusing on big data, artificial intelligence, business intelligence, social listening, and consumer-centric technology. HMNY owns approximately 92% of the outstanding shares (excluding options and warrants) of MoviePass Inc., the nation's premier movie-theater subscription service. HMNY’s holdings include RedZone Map™, a safety and navigation app for iOS and Android users, and a community-based ecosystem that features a socially empowered safety map app that enhances mobile GPS navigation using advanced proprietary technology. HMNY is headquartered in New York, NY and listed on the Nasdaq Capital Market under the symbol HMNY. For more information, visit us at www.hmny.com.

About MoviePass

MoviePass Inc. is a technology company dedicated to enhancing the exploration of cinema. As the nation's premier movie-theater subscription service, MoviePass provides film enthusiasts the ability to attend up to one movie per day for a low subscription price. The service, now accepted at more than 91% of theaters across the United States, is the nation's largest theater network. For more information, visit www.moviepass.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements relating to the reverse stock split and other future events and expectations. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in HMNY’s SEC filings, including but not limited to the risks that are described in the “Risk Factors” section of HMNY’s Annual Report on Form 10-K for the year ended December 31, 2017, available on the SEC's web site at www.sec.gov. In addition to the risks described in HMNY’s other filings with the SEC, other unknown or unpredictable factors also could affect HMNY’s results. No forward-looking statements can be guaranteed, and actual results could differ significantly from those contemplated by the forward-looking statements. The information in this release is provided only as of the date of this release, and HMNY undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts

HMNY Contact:
The Pollack PR Marketing Group
Stephanie Goldman / Mark Havenner, 310-556-4443
sgoldman@ppmgcorp.com / mhavenner@ppmgcorp.com
or
MoviePass Contact:
LaunchSquad for MoviePass
Gavin Skillman, 212-564-3665
moviepass@launchsquad.com